Terremark [Logo]

2601 S. Bayshore Drive, 9th floor, Miami, Florida 33133	Office (305) 856-3200 • Fax (305) 856-8190

For Immediate Release

TERREMARK WORLDWIDE ANNOUNCES GUIDANCE FOR
FISCAL YEAR ENDING MARCH 31, 2005

MIAMI, FL (May 13, 2004) – Terremark Worldwide, Inc. (AMEX:TWW), a leading operator of integrated Tier-1 Network Access Points (NAPs) and best-in-class network services, today announced guidance for its fiscal year ending March 31, 2005, based on recent new customer contracts and customer expansions.

For fiscal year 2005, the Company projects that its revenue will range from $60 million to $65 million, income from operations will range from $0.5 million to $3 million and EBITDA will range from $5 million to $8 million. Based on anticipated increase in revenues during fiscal year 2005, the Company expects that, for the month ending March 31, 2005, its revenue will range from $6.5 million to $7 million, income from operations will range from $1.6 million to $2 million and EBITDA will range from $2.1 million to $2.6 million.

Additionally, the company is disclosing the following operating metrics as of March 31, 2004:

Cross connects:	1,417
Peering ports:	42
Space by location:

(Square Feet)	Gross	Net
Miami	240,000	135,000
Santa Clara	40,000	30,000
Sao Paulo	5,000	4,500
Madrid	7,000	6,500

	292,000	176,000
Current utilization of total net space:		13%
Number of customers:	152
Total number of employees:	145

EBITDA is a non-GAAP financial measure of profitability commonly used by the investment community for evaluation purposes. EBITDA is defined as income from operations less depreciation, amortization and stock based compensation. EBITDA should be considered in addition to, but not in lieu of income from operations reported under GAAP.

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TERREMARK WORLDWIDE ANNOUNCES GUIDANCE FOR
FISCAL YEAR ENDING MARCH 31, 2005

About Terremark Worldwide, Inc.

Terremark Worldwide Inc. (AMEX:TWW) is a leading operator of integrated Tier-1 Network Access Points (NAPs) and best-in-class network services, creating technology marketplaces in strategic global locations. Terremark is the owner and operator of the NAP of the Americas, the 5th Tier-1 Network Access Point in the world and the model for the carrier-neutral TerreNAP(sm) Data Centers the company has in Santa Clara, California (NAP of the Americas/West), in Sao Paulo, Brazil (NAP do Brasil) and in Madrid, Spain (NAP de las Americas - Madrid). The carrier-neutral NAP of the Americas is a state-of-the-art facility that provides exchange point, collocation and managed services to carriers, Internet service providers, network service providers, government entities, multi-national enterprises and other end users. The NAP, which connects fiber networks in Latin America, Europe, Asia and Africa to those in the U.S., enables customers to freely choose among the many carriers available at the TerreNAP Centers to do business. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, (305) 856-3200. More information about Terremark Worldwide can be found at http://www.terremark.com.

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.

Contacts:
Terremark Worldwide, Inc., Miami
Sandra Gonzalez-Levy, 305-860-7829
sgonzalez-levy@terremark.com

Media Relations
Edelman
Jim Burke
305-358-5299
jim.burke@edelman.com

Investor Relations
RCG Capital Markets Group, Inc.
Joe Diaz
480-675-0400
jdiaz@rcgonline.com

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